The Brand America Trusts...The Jewelry          [MICHAEL ANTHONY LOGO]

         Allan Corn                             115 South MacQuesten Pkwy
         Chief Financial Officer                Mt. Vernon, New York 10550-1724
         (914) 699-0000 Ext. 464                Phone: (914)-699-0000
                                                Fax: (914)-699-2335




                     MICHAEL ANTHONY JEWELERS, INC. REPORTS
                       THIRD QUARTER, NINE MONTHS RESULTS

         Mt. Vernon, NY - December 5, 2003. Michael Anthony Jewelers, Inc. (ASE:MAJ), a leading marketer and manufacturer of gold jewelry, today reported results for the third quarter and nine months ended November 1, 2003.

         Sales for the third quarter were $29,160,000, compared to sales of $39,593,000 in the prior year. Third quarter net loss was $154,000 or $.02 per share on 6,256,000 weighted average shares outstanding, compared to $580,000 or $.09 per share on 6,245,000 weighted shares outstanding.

         Sales for the nine month period were $70,216,000, compared to sales of $90,023,000 in the prior year. The net loss for the nine month period was $1,555,000 or $.25 per share on 6,251,000 weighted average shares outstanding, compared to $2,622,000 or $.42 per share on 6,241,000 weighted average shares outstanding in last year's comparable period.

         Commenting on the Company's performance for the quarter, Michael Paolercio, Chief Executive Officer stated, "Although our revenues continue to lag behind last year, our expenses are down dramatically. For the quarter, our selling, general and administrative expenses were down over $2 million, or 29%, from last year's comparable period. For the nine-month period," Mr. Paolercio continued, "selling, general and administrative expenses were down over $4 million, or 23%, from last year's comparable period." Mr. Paolercio noted that the sharp reductions in operating expenses enabled the Company to report smaller losses in both the quarter and nine-month periods.

         Mr. Paolercio also stated, "While we continue to work hard at controlling the expense side of the business, we expect that our revenues will not grow as originally planned. In addition, rising gold prices may negatively impact consumer demand for our products." Mr. Paolercio concluded by saying, "In our efforts to return the Company to profitability we will continue to execute our manufacturing consolidation and restructuring plan and realign our expenses to current revenue expectations."

         In other news, Mr. Paolercio announced that Allan Corn, the Company's chief financial officer for the past sixteen years, will be retiring at the end of the year. He will retain his seat on the Board of Directors. "Allan's contribution to Michael Anthony has been immeasurable," said Mr. Paolercio. "We thank him for all his hard work and dedication."

                                    - more -


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         Michael Anthony Jewelers is a leading designer, marketer and manufacturer of branded affordable fine jewelry and watches, whose customers include jewelry chain stores, discount stores, department stores, television shopping networks, and wholesalers.

MICHAEL ANTHONY JEWELERS, INC.
FINANCIAL HIGHLIGHTS (UNAUDITED)

                                   For the Three Months Ended                              For the Nine Months Ended
                         ---------------------------------------------------    -------------------------------------------------
                             November 1, 2003            November 2, 2002          November 1, 2003           November 2, 2002
                         ----------------------       ----------------------    ----------------------     ----------------------

Net sales                $29,160,000     100.0%       $39,593,000     100.0%    $70,216,000     100.0%     $90,023,000     100.0%

Gross profit on sales      5,453,000      18.7          7,584,000      19.2      13,157,000      18.7       16,609,000      18.4

Selling, general
   and administrative
   expenses                5,639,000      19.3          7,894,000      20.0      14,743,000      21.0       19,196,000      21.3

Other expense                 63,000        .2            627,000       1.6         922,000       1.3        1,644,000       1.8

Loss before taxes           (249,000)      (.9)          (937,000)     (2.4)     (2,508,000)     (3.6)      (4,231,000)     (4.7)

Net loss                    (154,000)      (.5)          (580,000)     (1.5)     (1,555,000)     (2.2)      (2,622,000)     (2.9)

Loss per share                 ($.02)                       ($.09)                    ($.25)                     ($.42)
  -  basic and diluted

Weighted average
  number of shares
  outstanding
  -  basic and diluted     6,256,000                    6,245,000                 6,251,000                  6,241,000


                                      #####

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These uncertainties include general economic conditions, jewelry industry conditions, the effects of competition and the success of new products and programs.


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